Exhibit 10.1

First AMENDMENT TO Promissory Note

This First AMENDMENT TO Promissory Note (this “Amendment”), dated as of July 3, 2024, is entered into by Reynold Greenleaf & Associates LLC, a New Mexico limited liability company (“Holder”), and Nuevo Holding, LLC, a New Mexico limited liability company (“Payor”).

RECITALS

A.            Holder and Payor have entered into that certain Promissory Note, dated as of February 8, 2022 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note”; capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Note) whereby Holder has made loans and other financial accommodations to the Payor; and

B.            the Payor desires, among other things, to modify certain terms and conditions of the Note as set forth in this Amendment; and

C.            pursuant to Section 10(e) of the Note, the Note may not be modified except in writing executed and delivered by both parties; and

D.            Holder and Payor have agreed, subject to the satisfaction of the conditions precedent set forth in this Amendment, to modify the Note as set forth herein.

NOW, THEREFORE, in consideration of the foregoing promises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.            Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning given in the Note.

2.            Amendments to Note.

(a)            Section 2(b) of the Note is amended and restated as follows:

(b)            (i) An amount equal to $1,700,000 of the Principal Amount due and owing under this Seller Note shall be paid by Payor to Holder on February 8, 2025 (the “Initial Principal Repayment Date”), so long as the payment thereof shall not reasonably be expected by Payor to result in the occurrence of a breach of any financial covenant contained in Section 6.11 of that certain Loan Agreement by and among Mesa Organics Ltd., Mesa Organics II LTD, Mesa Organics III LTD, Mesa Organics IV Ltd, SCG Holding LLC, and PBS Holdco LLC., as Borrowers thereunder, SHWZ Altmore, LLC, as Lender, and GGG Partners LLC, as Collateral Agent, dated as of February 26, 2021, in effect as of the date of this Amendment (the “Altmore Loan Agreement”) or Sections 4.27 or 4.28 of that certain Indenture, dated as of December 7, 2021, among Medicine Man Technologies, Inc., as Issuer, the Guarantors named therein, Ankura Trust Company, LLC, as Trustee, and the Convertible Notes Collateral Agent, in effect as of the date of this Amendment (the “Convertible Notes Indenture”) on or as of the last day of the applicable financial covenant measurement or reference period during which such payment is made (each, a “Senior Financial Covenant Default”); provided, that, in the event that any such Senior Financial Covenant Default is so reasonably expected to occur with respect to the payment of such Principal Amount on February 8, 2025, then Payor shall pay Holder such portion of the Principal Amount on the first succeeding Subsequent Principal Repayment Date (as defined below) on which such payment can be made without resulting in the occurrence of a Senior Financial Covenant Default; (ii) on each of March 3, 2025, June 2, 2025 and September 1, 2025 (each, a “Subsequent Principal Repayment Date”), only to the extent that, as of any such Subsequent Principal Repayment Date, the cumulative payments of principal made under the Altmore Loan Agreement occurring during the period between June 1, 2024 and November 28, 2025 (the “Total Altmore Payments”) exceeds $2,250,000 (the “Threshold Amount”), Payor shall pay Holder the portion of the Principal Amount due and owing under this Seller Note equal to the Total Altmore Payments minus (a) the Threshold Amount and (b) any other payments made under this section 2(b)(ii); and (iii) if not sooner paid, the outstanding and unpaid Principal Amount due and owing under this Seller Note shall be paid by Payor to Holder on November 28, 2025 (the “Final Principal Repayment Date”), notwithstanding the occurrence or expected occurrence of a Senior Covenant Default as a result thereof.

3.            Conditions Precedent. Notwithstanding anything to the contrary set forth herein, the terms and provisions of this Amendment shall not be effective unless and until all of the following shall have occurred or been waived by Holder:

(a)            Payor shall have executed and delivered this Amendment to Holder;

(b)            no Event of Default shall have occurred and be continuing on the date hereof or would exist after giving effect to this Amendment; and

(c)            Payor agrees to reimburse Holder, concurrently with the execution of this Amendment, for reasonable and documented legal fees incurred by Holder in connection with this Amendment in an amount not to exceed $[TBD].

4.            Representations and Warranties. Payor represents and warrants to the Holder:

(a)            No Event of Default under the Note as modified herein, after giving effect to this Amendment, has occurred and is continuing;

(b)            the Note as modified herein is the legal, valid, and binding obligation of Payor, enforceable against Payor in accordance with its terms; and

(c)            if not sooner paid, the outstanding and unpaid Principal Amount due and owing under this Seller Note shall be paid by Payor to Holder on November 28, 2025, notwithstanding the occurrence or expected occurrence of a Senior Covenant Default as a result thereof.

5.            Waiver of Prior Right to Accelerate. In consideration of the agreement of Payor and holder to Amend the Note hereunder, (i) Payor hereby releases, discharges and acquits forever the Holder and any of its officers, directors, servants, agents, employees and attorneys, past and present, from any and all claims, demands and causes of action, of whatever nature, whether in contract or tort, accrued or to accrue, contingent or vested, known or unknown, arising out of or relating to the loans evidenced by the Note, as hereby modified, or Holder’s administration of same or any other actions taken pursuant to the Note and (ii) Holder hereby waives any right to accelerate the Note in as of the effective date of this Amendment in connection with any non-compliance with any provision of the Note prior to the effective date of this Amendment. Otherwise, after giving effect to the terms of this Amendment, the Note shall remain in full force and effect.

6.            Miscellaneous. Sections 10(a) of the Note is incorporated herein mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

PAYOR:

Nuevo Holding, LLC, a New Mexico limited liability company

By:	/s/ Forrest Hoffmaster
Name: Forrest Hoffmaster
Title: Interim Chief Executive Officer

HOLDER:

REYNOLD GREENLEAF & ASSOCIATES, LLC, a New Mexico limited liability company

By:	/s/Alex Falter-Hahn
Name: Alex Falter-Hahn
Title: Chief Financial Officer, Member

[Signature Page to Amendment to Note]